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                                                                    Exhibit 21.1

                          List of Subsidiaries of Registrant

Registrant:    Rosedale Decorative Products Ltd.

Subsidiaries:  521305 Ontario Inc.
               Rosedale Wallcoverings & Fabrics Inc.

               1010037 Ontario Inc.
               Ontario Paint & Wallpaper Limited